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                                                                    EXHIBIT 12.1

                             TOWER AUTOMOTIVE, INC.

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                    Year Ended December 31,
                                 --------------------------------------------------------------
                                    1995         1996         1997         1998         1999
                                 ----------   ----------   ----------   ----------   ----------

Earnings:
Income before income
  taxes and extraordinary
  item .......................   $   20,121   $   34,337   $   80,741   $  135,353   $  187,166
Net fixed charges (1) ........        2,501        8,551       44,385       52,217       47,918
                                 ----------   ----------   ----------   ----------   ----------
Total earnings ...............   $   22,622   $   42,888   $  125,126   $  187,570   $  235,084
                                 ==========   ==========   ==========   ==========   ==========

Fixed charges:
Interest expense .............   $    2,027   $    7,636   $   36,651   $   42,506   $   39,491
Capitalized interest .........        1,157           --        3,409        3,732        6,926
Interest factor of rental
  expense (2) ................          311          660        6,255        7,352        5,986
Amortization of debt
  expense ....................          163          255        1,479        2,359        2,441
Dividends on trust
  preferred securities .......           --           --           --        9,800       17,466
                                 ----------   ----------   ----------   ----------   ----------

Total fixed charges ..........   $    3,658   $    8,551   $   47,794   $   65,749   $   72,310
                                 ==========   ==========   ==========   ==========   ==========

Earnings to fixed charges ....          6.2          5.0          2.6          2.9          3.3
                                 ==========   ==========   ==========   ==========   ==========


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(1)      Net fixed charges represents total fixed charges less capitalized interest and dividends on trust preferred securities.

(2) The interest factor of rental expense has been calculated using the rate implied pursuant to the terms of the rental agreements. For the periods presented, the interest factor ranged from 30% to 55% of total rental expense.